Exhibit 1.4

APPROVED

By the Board of Directors dated 22.02.2012

Chairman of the Board of Directors

______________________ (I.V.Zuzin)

Secretary of the Meeting

_____________________ (I.N.Ipeeva)

AMENDMENTS TO THE CHARTER OF

Open Joint Stock Company

«Mechel»

(hereinafter, the “Company”)

1. Paragraph 3.17 of articles 3 of the Charter of the Company “Legal status of the Company” shall state as follows:

“3.17. The Company has the following representative offices:

- Representative office in the Republic of Korea with its registered office at: 945-10 Daechi-dong Gangnam-gu, Seoul;

- Representative office in Japan with its registered office at: No. 302 Atagoyama Bengoshi Building 1-6-7 Atago Minato-ku, Tokyo 105-0002;

- Representative office in the People’s Republic of China with its registered office at: Jingguang Center bldg. 1 3310A, Chaoyang District, Beijing 100020, China;

- Representative office in Kemerovo (Russia) with its registered office at: 90/4, Lenin Avenue, Kemerovo 650036, Russian Federation;

- Representative office in Ukraine with its registered office at: 17 Lineynaya str., Kiev 03038, Ukraine;

- Representative office in the Southern Federal District (Russia) with its registered office at: 114 Semashko Lane, Rostov-on-Don 344010, Rostov Region, Russia”;

- Representative office in the Republic of Belarus with its registered office at: 9 Pashkevich str., Minsk 220029, Republic of Belarus.

Moscow, 2012